AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

_____

BY AND AMONG SSTL, INC.

SSTL ACQUISITION CORP.

and

ZENOVIA DIGITAL EXCHANGE CORPORATION

Dated as of October 30, 2014

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on October 30, 2014, by and among SSTL, Inc., a Nevada corporation (“Parent”), SSTL Acquisition Corp., a Delaware corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of Parent, and Zenovia Digital Exchange Corporation, a Delaware corporation (the “ Company”).

WITNESSETH:

WHEREAS, the respective Board of Directors of each of Acquisition Corp., Parent and the Company have each determined that it is fair to and in the best interests of their respective corporations and stockholders for Acquisition Corp. to be merged with and into the Company (the “ Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent, Acquisition Corp. and the Company have approved the Merger in accordance with the Nevada Revised Statutes (the “NRS”), the Delaware General Corporation Law (the “DCL”), and upon the terms and subject to the conditions set forth herein, in the Nevada Articles of Merger and the Delaware Plan of Merger attached as Exhibit A hereto (together, the “Articles of Merger”);

WHEREAS, the requisite stockholders of the Company have approved this Agreement, the Articles of Merger, and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved by written consent pursuant to the NRS and the DCL, as applicable, this Agreement, the Certificate of Merger and the transactions contemplated and described hereby and thereby, including, without limitation, the Merger; and

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WHEREAS, the parties hereto intend that the Merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.
THE MERGER

Section 1.01 Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with NRS Chapter 92A and Section 253 of the DCL. At the Effective Time (as defined below), the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware under the name “Zenovia Digital Exchange Corporation.”

Section 1.02 Effective Time. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Nevada in accordance with NRS 92A.200 and the Secretary of State of the State of Delaware in accordance with Section 253 of the DCL. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

Section 1.03 Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices of The Bingham Law Group, APC referred to in Section 10.01 hereof. At the Closing, all of the documents, certificates, agreements, opinions and instruments referenced in Article VII will be executed and delivered as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

Section 1.04 Articles of Incorporation, By-Laws, Directors and Officers.

(a)   The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit B hereto, as amended by the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Company from and after the Effective Time until amended in accordance with applicable law and such Articles of Incorporation.

(b)  The By-Laws of the Company, as in effect immediately prior to the Effective Time, attached as Exhibit C hereto, shall be the By-Laws of the Surviving Company from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Company and such By-Laws.

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(c)   The directors and officers listed in Exhibit D hereto shall be the directors and officers of the Surviving Company and Parent, and each shall hold his or her respective office or offices from and after the Effective Time until his or her successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Articles of Incorporation or By-Laws of the Surviving Company or the Articles of Incorporation or By-Laws of Parent, as the case may be.

Section 1.05 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DCL.

Section 1.06 Manner and Basis of Converting Shares.

(a)  At the Effective Time:

(i)  each share of common stock, par value $0.001 per share, of Acquisition Corp. that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $0.001 per share of the Surviving Company, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Company;

(ii)  each share of common stock, par value $0.001 per share of the Company (the “Company Common Stock”) beneficially owned by the stockholders of the Company listed on Schedule 1.06(a)(ii) (the “Stockholders”) (other than Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive 3 shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”); and

(iii)  each of the securities and other interests in the Company listed on Schedule 1.06 shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such equivalent interests as indicated on Schedule 1.06.

(b)  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

Section 1.07 Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” means Company Common Stock held as of the Effective Time by a holder of Company Common Stock (each, a “Stockholder”) who has not voted such Company Common Stock by written consent or otherwise in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with the DCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Stockholder’s right to appraisal shall have ceased in accordance with the DCL. If such Stockholder has so forfeited or withdrawn such Stockholder’s right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such Stockholder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Parent Common Stock issuable in respect of such Company Common Stock pursuant to Section 1.06(b), and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Stockholder a certificate in accordance with Section representing the shares of Parent Common Stock to which such Stockholder is entitled pursuant to Section 1.06(b).

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Section 1.08 Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (a) surrender of a certificate or certificates representing Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed and (b) delivery of a Letter of Transmittal (as described in Article IV hereof), Parent shall issue to each record holder of Company Common Stock surrendering such certificate, certificates or affidavit and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Sections 1.06(a)(ii) hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.08 and Article IV hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in Schedule 1.06(a)(ii) for the holder thereof or to perfect any rights of appraisal that such holder may have pursuant to the applicable provisions of the DCL.

Section 1.09 Parent Stock. Parent agrees that it will cause sufficient Parent Common Stock, as well as any other interests called for under Schedule 1.06, into which the Company Common Stock or other interests are converted at the Effective Time pursuant to Section 1.06(a)(ii) to be available for such purposes. Parent further covenants that, immediately prior to the Effective Time, Parent will effect cancellations of its outstanding shares of Parent Common Stock and that there will be no more than 16,254,167 pre-Merger shares of Parent Common Stock issued and outstanding, shares of which 11,355,500 will be cancelled contemporaneously with the Closing, and that no other pre-Merger common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities of Parent shall be issued or outstanding, except as described herein.

Section 1.10 Operation of Surviving Company. The Company acknowledges that upon the effectiveness of the Merger, and the compliance by Parent and Acquisition Corp. with their respective duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Company as its own property without limitation on the disposition or use of such assets or the conduct of such business.

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Acquisition Corp. as follows.

Section 2.01 Organization, Standing, Subsidiaries, Etc.

(a)  The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Certificate of Merger and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and By-Laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

(b)  The Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business, except as set forth on Schedule 2.01 (each, a “Subsidiary” ). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens (as defined below), except as set forth on Schedule 2.01, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. Except where otherwise indicated, the term “Company” shall include the Company and all of its Subsidiaries.

Section 2.02 Qualification. The Company and each Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations or results of operations of the Company taken as a whole (the “ Condition of the Company”).

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Section 2.03 Capitalization of the Company. The authorized capital stock of the Company consists of Twenty Million (20,000,000) shares of Company Common Stock, of which 11,025,000 shares are issued and outstanding and Five Hundred Thousand (500,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”), of which 120,800 shares are issued and outstanding. Such outstanding shares of Company Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any natural person, corporation, business trust, association, limited liability company, partnership, joint venture, other entity, government, agency or political subdivision (each, a “Person”). The offer, issuance and sale of such Company Common Stock and Preferred Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and accomplished in conformity with all other applicable securities laws. None of such outstanding Company Common Stock or Preferred Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law. Except as otherwise set forth in this Agreement or any Schedule hereto, the Company has no outstanding options, rights or commitments to issue Company Common Stock or other Equity Securities (as defined below) of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for Company Common Stock or other Equity Securities of the Company, except as set forth on Schedule 2.03 attached hereto. For purposes of this Agreement, “Equity Security” shall mean any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money (as defined below)) convertible, with or without consideration, into any stock or other equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

Section 2.04 Indebtedness. Except as disclosed on Schedule 2.04, the Company has no Indebtedness for Borrowed Money. For purposes of this Agreement, “Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness that represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness (as defined below) evidenced by a promissory note, bond or similar written obligation to pay money or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable. Furthermore, for purposes of this Agreement, “Indebtedness” shall mean any obligation of the Company which, under generally accepted accounting principles in the United Stated (“GAAP”), is required to be shown on the balance sheet of the Company as a liability. Any obligation of the Company secured by a mortgage, pledge, security interest, encumbrance, lien or charge of any kind (a “Lien”), shall be deemed to be Indebtedness.

Section 2.05 Company Stockholders. Schedule 2.05 hereto contains a true and complete list of the names of the record owners of all of the outstanding Company Common Stock, Preferred Stock and other Equity Securities of the Company, together with the number of securities held or to which such Person has rights to acquire. To the knowledge of the Company, there is no voting trust, agreement or arrangement among any of the beneficial holders of Company Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Common Stock.

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Section 2.06 Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Certificate of Merger (together, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filings referred to in Section 1.02.

Section 2.07 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 2.08 Compliance with Laws and Instruments. The business, products and operations of the Company have been and are being conducted in compliance in all material respects with all applicable state laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a material adverse effect on the Condition of the Company. The execution, delivery and performance by the Company of the Merger Documents and the consummation by the Company of the transactions contemplated by this Agreement: (a) will not cause the Company to violate or contravene (i) any provision of material law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the Articles of Incorporation or By-Laws of the Company, (b) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other material contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a material adverse effect on the Condition of the Company and (c) will not result in the creation or imposition of any Lien upon any property or asset of the Company. The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Incorporation or By-Laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of the Company, any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

Section 2.09 Binding Obligations. When executed and delivered, the Merger Documents will constitute the legal, valid and binding obligations of the Company and will be enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.10 Broker’s an d Finder’s Fees . Except as disclosed in Schedule 2.10, no Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company or, to the knowledge of the Company, any Stockholder for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

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Section 2.11 Financial Statements. Parent has been provided with the Company’s (i) unaudited balance sheet (the “Balance Sheet”) as of August 31, 2014 (the “Company Balance Sheet Date”), and (ii) related income statements. Such financial statements are collectively referred to as the “Financial Statements,” copies of which have been attached hereto as Schedule 2.11. The Financial Statements (a) are in accordance with the books and records of the Company, and (b) present fairly in all material respects the financial condition of the Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 2.12 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 2.12, the Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Balance Sheet, (b) to the extent set forth on or reserved against in the Balance Sheet or the notes to the Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the Company Balance Sheet Date, none of which (individually or in the aggregate) has had or will have a material adverse effect on the Condition of the Company, (d) by the specific terms of any written agreement, document or arrangement identified in this Agreement or the Schedules hereto, and (e) obligations under this Agreement.

Section 2.13 Changes. Except as disclosed on Schedule 2.13, since the Company Balance Sheet Date, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the knowledge of the Company, contingent, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Balance Sheet and current liabilities incurred since the Company Balance Sheet Date, except in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Condition of the Company, (f) except for the transactions contemplated by this Agreement, entered into any transaction other than in the usual and ordinary course of business, (g) encountered any labor union difficulties, (h) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (j) suffered or experienced any change in, or condition affecting, the Condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (k) suffered any material loss not reflected in the Balance Sheet or its statement of income for the period ended on the Company Balance Sheet Date, made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $50,000 in the aggregate or (m) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

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Section 2.14 Assets and Contracts.

(a)   Schedule 2.14(a) contains a true and complete list of all real property leased by the Company. All the real property listed in Schedule 2.14(a) is leased by the Company under valid leases enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or, to the knowledge of the Company, event which with notice or lapse of time, or both, would constitute a default by the Company and which would have a material adverse effect upon the Company, and the Company has not received any notice or claim of any such default by the Company. The Company does not own any real property.

(b)  Except as expressly set forth in this Agreement, the Financial Statements or the notes thereto, or as disclosed in Schedule 2.14(b) hereto, the Company is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Company. Except as disclosed in Schedule 2.14(b) hereto, the Company is not a party to any written or oral (i) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (i) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iii) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of the Company to any Lien or evidencing any Indebtedness, (iv) guaranty of any Indebtedness, (v) lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $100,000 per year, (vi) agreement granting any preemptive right, right of first refusal or similar right to any Person, (vii) agreement or arrangement with any Affiliate (as defined below) or any “associate” (as such term is defined in Rule 405 under the Securities Act) of the Company or any present or former officer, director or Stockholder of the Company, (viii) agreement obligating the Company to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (ix) covenant not to compete or other material restriction on its ability to conduct a business or engage in any other activity, (x) agreement to register securities under the Securities Act or (xi) collective bargaining agreement. Except as disclosed in Schedule 2.14(b), none of the agreements, contracts, leases, instruments or other documents or arrangements listed in Schedules 2.14(a) and 2.14(b) requires the consent of any of the parties thereto other than the Company to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby. For purposes of this Agreement, an “Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

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(c)  The Company has made available to Parent and Acquisition Corp. true and complete copies of all agreements and other documents and a description of all applicable oral agreements disclosed or referred to in Schedules 2.14(a) and 2.14(b).

Section 2.15 Personnel. The Company has complied in all material respects with all laws relating to the employment of labor, and the Company has encountered no material labor union difficulties. Other than pursuant to ordinary arrangements of compensation to personnel, the Company is not under any obligation or liability to any officer, director, consultant or staff member of the Company.

Section 2.16 Tax Returns and Audits.

(a)   Except as disclosed in Schedule 2.16(a) hereto, all required federal, state and local Tax Returns (as defined below) of the Company have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes (as defined below) required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except where the failure so to file would not reasonably be expected to have a material adverse effect on the Condition of the Company. The Company has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax. None of the Company’s federal income Tax Returns has been audited by any governmental authority; and none of the Company’s state or local income or franchise Tax Returns has been audited by any governmental authority. The reserves for Taxes reflected on the Balance Sheet, if any, are and will be sufficient for the payment of all unpaid Taxes payable by the Company as of the Company Balance Sheet Date. Since the Company Balance Sheet Date, the Company has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Except as disclosed in Schedule 2.16(a) hereto, the Company has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company now pending, and the Company has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Company is not obligated to make a payment, nor is it a party to any agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G of the Code. The Company has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. The Company (i) is not a party to, nor is it bound by or obligated under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

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(b)  For purposes of this Agreement, the following terms shall have the meanings provided below:

(i)  “Tax” or “Taxes” shall mean (A) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (B) any liability for the payment of any amounts described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Code section 1.1502-6; and (C) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B).

(ii)  “Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

Section 2.17 Patents and Other Intangible Assets.

(a)  To the knowledge of the Company, the Company (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing (collectively, “Intellectual Property”) used in or necessary for the conduct of its business as now conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

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(b)  To the knowledge of the Company, the Company owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know- how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known or known by competitors (collectively, “Trade Secrets”) required for or incident to the development, operation and sale of all products and services sold by the Company, free and clear of any right, Lien or claim of others; provided, however, that the possibility exists that other Persons, completely independently of the Company or its employees or agents, could have developed Intellectual Property or Trade Secrets similar or identical to that of the Company. The Company is not aware of any such development of substantially identical trade secrets or technical information by others. All Intellectual Property and Trade Secrets can and will be transferred by the Company to the Surviving Company as a result of the Merger and without the consent of any Person other than the Company.

Section 2.18 Employee Benefit Plans; ERISA.

(a)  Except as disclosed on Schedule 2.18 hereto, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by the Company, whether written or unwritten and whether or not funded. The plans listed on Schedule 2.18 hereto are hereinafter referred to as the “Employee Benefit Plans.”

(b)  All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been made available to Parent and Acquisition Corp. or their advisors.

(c)  To the knowledge of the Company, all Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)  There are no pending claims or lawsuits that have been asserted or instituted against any Employee Benefit Plan, the assets of any of the trusts or funds under the Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does the Company have any knowledge of any incident, transaction, occurrence or circumstance that might reasonably be expected to form the basis of any such claim or lawsuit.

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(e)  There is no pending or, to the knowledge of the Company, threatened investigation, or pending or, to the knowledge of the Company, possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Employee Benefit Plan and the Company has no knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)  No actual or, to the knowledge of the Company, contingent liability exists with respect to the funding of any Employee Benefit Plan or for any other expense or obligation of any Employee Benefit Plan, except as disclosed on the financial statements of the Company, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(g)  Except for the transactions contemplated by this Agreement, no events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Employee Benefit Plan.

Section 2.19 Title to Property and Encumbrances. The Company has good, valid and indefeasible title to all properties and assets used in the conduct of its business (except for property held under valid and subsisting leases that are in full force and effect and which are not in default) free of all Liens and other encumbrances, except Permitted Liens (as defined below) and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by the Company in its business. Without limiting the generality of the foregoing, the Company has good and indefeasible title to all of its properties and assets reflected in the Balance Sheet, except for property disposed of in the usual and ordinary course of business since the Company Balance Sheet Date and for property held under valid and subsisting leases that are in full force and effect and that are not in default. For purposes of this Agreement, “Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings, (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business, and (d) Liens set forth on Schedule 2.14(b) hereto.

Section 2.20 Condition of Properties. All facilities, machinery, equipment, fixtures and other properties owned, leased or used by the Company are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for the Company’s business.

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Section 2.21 Insurance Coverage. There is in full force and effect one or more policies of insurance, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations engaged in the same or similar business and similarly situated. The Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of the Company. No suit, proceeding or action or, to the knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

Section 2.22 Litigation. Except as disclosed in Schedule 2.22 hereto, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and, to the knowledge of the Company, there is no incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 2.23 Licenses. The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, all of which are in full force and effect, except where the failure to obtain such license has not had and would not reasonably excepted to have a material adverse effect on the Condition of the Company.

Section 2.24 Interested Party Transactions. Except as described on Schedule 2.24 hereto, no officer, director or, to the knowledge of the Company, Stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Company has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected.

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Section 2.25 Environmental Matters.

(a)  To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials (as defined below) on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws (as defined below).

(b)  To the knowledge of the Company, the historical and present operations of the business of the Company are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of the Company.

(c)  For purposes of this Agreement, the following terms shall have the meanings provided below:

(i)  “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

(ii)  “Hazardous Material” shall mean any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

Section 2.26 Questionable Payments. Neither the Company nor any director, officer or, to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company, has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

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Section 2.27 Obligations to or by Stockholders. Except as set forth in Schedule hereto and except in connection with the transactions contemplated by this Agreement, the Company has no liability or obligation or commitment to any Stockholder or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any Stockholder, nor does any Stockholder or any such Affiliate or associate have any liability, obligation or commitment to the Company.

Section 2.28 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors and executive officers.

Section 2.29 Disclosure. No representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CORP.

Parent and Acquisition Corp. represent and warrant to the Company as follows:

Section 3.01 Organization and Standing. Parent is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Nevada. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Articles of Incorporation and By-Laws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent’s ownership of Acquisition Corp. and a Subsidiary Nevada corporation to be formed to acquire current assets and liabilities of Parent which stock will be transferred in exchange for the cancellation of shares, or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the context otherwise requires, all references in this Article III to “Parent” shall be treated as being a reference to Parent and Acquisition Corp. taken together as one enterprise.

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Section 3.02 Qualification. Parent is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition, properties, assets, liabilities, business operations or results of operations of Parent (the “Condition of the Parent”).

Section 3.03 Corporate Authority. Each of Parent and/or Acquisition Corp. (as the case may be) has full corporate power and authority to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents, and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each is enforceable against it and/or them in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.04 Broker’s an d Finde r’s Fe es . No Person is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of the Merger Documents, or with respect to the consummation of the transactions contemplated thereby, except as set forth in the Disclosures.

Section 3.05 Capitalization.

(a)   The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 16,254,167 shares are issued and outstanding (11,355,500 shares of which will be cancelled contemporaneously with the Closing) and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Stock”), of which no shares are issued and outstanding. Parent has no outstanding options, rights or commitments to issue shares of Parent Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Stock or any other Equity Security of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. Each share of Parent Common Stock was duly authorized, validly issued, fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. The offer, issuance and sale of such shares of Parent Common Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities laws and (c) accomplished in conformity with all other applicable securities laws. None of such shares of Parent Common Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” law. Except as otherwise set forth in this Agreement or any Schedule hereto, the Parent has no outstanding options, rights or commitments to issue Parent Common Stock or other Equity Securities of the Parent, and there are no outstanding securities convertible or exercisable into or exchangeable for Parent Common Stock or other Equity Securities of the Parent.

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(b) The authorized capital stock of Acquisition Corp. consists of 3,000 shares of common stock, par value $0.001 per share (the “Acquisition Corp. Common Stock”), of which 1,000 shares are issued and outstanding. All of the outstanding Acquisition Corp. Common Stock is owned by Parent. All outstanding shares of the capital stock of Acquisition Corp. are duly authorized, validly issued and outstanding, fully paid and non- assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. Acquisition Corp. has no outstanding options, rights or commitments to issue shares of Acquisition Corp. Common Stock or any other Equity Security of Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Acquisition Corp. Common Stock or any other Equity Security of Acquisition Corp.

Section 3.06 Acquisition Corp. Acquisition Corp. is a wholly-owned Delaware subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by the Merger Documents and the other agreements to be made pursuant to or in connection with the Merger Documents.

Section 3.07 Validity of Shares. The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.06(a)(ii) hereof, when issued and delivered in accordance with the terms of the Merger Documents, shall be duly and validly issued, fully paid and non-assessable. Based in part on the representations and warranties of the Stockholders as contemplated by Article IV hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon consummation of the Merger pursuant to Sections 1.06(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state “Blue Sky” or securities laws.

Section 3.08 SEC Reporting and Compliance.

(a)   Parent filed a registration statement on Form S-1 under the Securities Act, which became effective on February 13, 2012, and a Post Effective Amendment to such Registration Statement declared effective on October 2, 2013 (the “Parent Registration”).

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Since that date, Parent has timely filed with the U.S. Securities and Exchange Commission (the “Commission”) all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

(b)  Parent has made available to the Company true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by Parent with the Commission. As of its respective filing date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such Parent SEC Documents and, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(c)   Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent information statements, proxy statements, reports or notices filed by Parent with the Commission or delivered to the stockholders of Parent.

(d)  Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.

(e)   The shares of Parent Common Stock are quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “SSTL” and Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with all rules and regulations of the OTC Bulletin Board applicable to it and the Parent Common Stock. The issuance of Parent Common Stock under this Agreement does not contravene the rules and regulations of the trading market on which the Parent Common Stock is currently listed or quoted, and no approval of the stockholders of Parent is required for Parent to issue and deliver to the Stockholders the Parent Common Stock contemplated by this Agreement.

(g)  Between the date hereof and the Effective Time, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and of the OTC Bulletin Board.

(h)  The Parent SEC Documents include all certifications and statements required of it, if any, by (i) Rule 13a-14 or 15d-14 under the Exchange Act, and (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither Parent nor any of its officers has received any notice from the Commission questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

(i)    Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws, rules and regulations.

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Section 3.09 Financial Statements. The balance sheets and statements of operations, stockholders’ equity and cash flows contained in the Parent SEC Documents (the “Parent Financial Statements”) (a) comply as to form in all material respects with applicable accounting requirements and rules and regulations of the Commission with respect thereto, (b) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (c) are in accordance with the books and records of Parent and (d) present fairly in all material respects the financial condition of Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in Parent’s Registration Statement and the Parent SEC Documents (to the extent applicable) were audited by Cutler & Co. LLC, Parent’s current independent registered public accounting firm and Ronald R. Chadwick, P.C., Parent’s prior independent registered public accounting firm.

Section 3.10 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger shall have been obtained prior to, and be effective as of, the Closing.

Section 3.11 Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of the Merger Documents and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with the Merger Documents and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (a) any provision of law, (b) any rule or regulation of any agency or government, (c) any order, judgment or decree of any court, (d) any provision of their respective charters or By-laws as amended and in effect on and as of the Closing Date and (e) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other material contract, agreement or instrument to which Parent or Acquisition Corp. is a party or by which Parent or Acquisition Corp. or any of their respective properties is bound or affected, except as would not have a material adverse effect on the Condition of Parent or Acquisition Corp. Neither Parent nor Acquisition Corp. is in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its Articles of Incorporation or By-Laws or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or, except as would not materially and adversely affect the Condition of Parent or Acquisition Corp., any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected.

Section 3.12 No General Solicitation. In issuing the Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

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Section 3.13 Binding Obligations. The Merger Documents constitute the legal, valid and binding obligations of Parent and Acquisition Corp., and are enforceable against Parent and Acquisition Corp., in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.14 Absence of Undisclosed Liabilities. Neither Parent nor Acquisition Corp. has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent in the most recent Parent SEC Document filed by Parent (the “Parent Balance Sheet”) or the notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since the date of the Parent Balance Sheet (the “Parent Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the Condition of Parent and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents. As of the Closing Date, all liabilities of Parent shall have been paid off and shall in no event remain liabilities of the Parent, the Acquisition Corp., the Company or the Stockholders following the Closing.

Section 3.15 Changes. Since the Parent Balance Sheet Date, except as disclosed in the Parent SEC Documents, Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to have a material adverse effect on the Condition of the Parent, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the Condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

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Section 3.16 Tax Returns and Audits. All required federal, state and local Tax Returns of Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. Parent is not and has not been delinquent in the payment of any Tax. Parent has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations or the assessment or collection of any Tax. None of Parent’s federal income, state and local income and franchise tax returns has been audited by any governmental authority; and none of the Parent’s state or local income or franchise Tax Returns has been audited by any governmental authority. The reserves for Taxes reflected on the Parent Balance Sheet are and will be sufficient for the payment of all unpaid Taxes payable by Parent with respect to the period ended on the Parent Balance Sheet Date. Since the Parent Balance Sheet Date, Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for such period. Parent has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, federal, state and local income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Parent has not agreed, nor is it required, to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law), whether by reason of a change in accounting method or otherwise, for any Tax period for which the applicable statute of limitations has not yet expired. Parent (i) is not a party to, nor is it bound by or obligated under, any Tax Sharing Agreements, and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax Sharing Agreements.

Section 3.17 Employee Benefit Plans; ERISA.

(a)   Except as disclosed in the Parent SEC Documents, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Parent, whether written or unwritten and whether or not funded. Any plans listed in the Parent SEC Documents are hereinafter referred to as the “Parent Employee Benefit Plans.”

(b)  Any current and prior material documents, including all amendments thereto, with respect to each Parent Employee Benefit Plan have been given to the Company or its advisors.

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(c)   All Parent Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)  There are no pending, or to the knowledge of Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan, nor does Parent have any knowledge of any incident, transaction, occurrence or circumstance that might reasonably be expected to form the basis for any such claim or lawsuit.

(e)   There is no pending, or to the knowledge of Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan and Parent has no knowledge of any incident, transaction, occurrence circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)   No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of Parent or the Parent SEC Documents, and to the knowledge of Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

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Section 3.18 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Corp. or any of their respective properties, assets or businesses and, to the knowledge of Parent, there is no incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding. Neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

Section 3.19 Licenses. Parent possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for Parent to engage in the business currently conducted by it, all of which are in full force and effect.

Section 3.20 Interested Party Transactions. No officer, director or stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or of Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or (ii) purchases from or sells or furnishes to Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent is a party or by which it or any of its assets may be bound or affected.

Section 3.21 Questionable Payments. Neither Parent, Acquisition Corp. nor, to the knowledge of Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or Acquisition Corp. has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.22 Obligations to or by Stockholders. Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to Parent.

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Section 3.23 Assets and Contracts.

(a)   Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business. All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens. Parent has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Parent enjoys peaceful and undisturbed possession under all such leases.

(xvi) Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, or the Parent SEC Documents, Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to Parent. Parent does not own any real property. Except as expressly set forth in this Agreement, the Parent Balance Sheet or the notes thereto, or the Parent SEC Documents, Parent is not a party to or otherwise barred by any written or oral (i) agreement with any labor union, (ii) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (iii) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (iv) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (v) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (vi) guaranty of any Indebtedness, (vii) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (viii) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (ix) agreement granting any preemptive right, right of first refusal or similar right to any Person, (x) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (xi) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (xii) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (xiii) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (xiv) agreement to register securities under the Securities Act, (xv) collective bargaining agreement or (xvi) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. Parent maintains no insurance policies or insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. No consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby. Schedule 3.23 hereto lists all of Parent’s bank accounts.

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Section 3.24 Employees. Other than pursuant to ordinary arrangements of employment compensation (which such arrangements are described in the Parent SEC Documents), Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

Section 3.25 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry of its directors and executive officers.

Section 3.26 Market Makers. Parent has at least two (2) market makers for the Parent Common Stock and such market makers shall have obtained all permits and made all filings necessary in order for such market makers to continue as market makers of Parent.

Section 3.27 Internal Accounting Controls. Except as set forth in the SEC Documents, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in the SEC Documents, Parent has established disclosure controls and procedures for Parent and designed such disclosure controls and procedures to ensure that material information relating to Parent is made known to the officers by others within those entities. Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Since the Evaluation Date, there have been no significant changes in Parent’s internal controls or, to Parent’s knowledge, in other factors that could significantly affect Parent’s internal controls.

Section 3.28 Certain Registration Matters. Except as specified in the Parent SEC Documents, prior to the date hereof, Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Parent registered with the SEC or any other governmental authority that have not been satisfied.

Section 3.29 No Disagreements with Accountants and Lawyers; Outstanding SEC Comments. There are no disagreements of any kind presently existing, or reasonably anticipated by the Parent to arise, between Parent and the accountants and lawyers formerly or presently employed by the Parent. There are no unresolved comments or inquiries received by Parent or its Affiliates from the Commission which remain unresolved as of the date hereof.

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Section 3.30 Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects nor, insofar as Parent can now foresee, will materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV.

ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS

Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock and any other applicable interests that were converted pursuant to Section 1.06 hereof into the right to receive Parent Common Stock or other equivalent securities pursuant to Schedule 1.06 a letter of transmittal (“Letter of Transmittal”) that shall contain additional representations, warranties and covenants of such interestholder, including without limitation, that (a) such interestholder has full right, power and authority to deliver such Company Common Stock or other interests and Letter of Transmittal, (b) the delivery of such Company Common Stock or other interests will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such interestholder is bound or affected, (c) such interestholder has good, valid and marketable title to all Company Common Stock or other interests as indicated in such Letter of Transmittal and that such interestholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock or other interests, (d) whether such interestholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such interestholder is acquiring Parent Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Stock or other applicable interests in violation of the Securities Act or the securities laws of any state and (e) such interestholder has had an opportunity to ask and receive answers to any questions such interestholder may have had concerning the terms and conditions of the Merger and the Parent Stock or other applicable interests and has obtained any additional information that such interestholder has requested. Delivery shall be effected, and risk of loss and title to the Company Common Stock or other applicable interests shall pass, only upon delivery to Parent (or an agent of Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.08 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Article IV.

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ARTICLE V.

CONDUCT OF BUSINESSES PENDING THE MERGER.

Section 5.01 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Parent shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)  the business of the Company shall be conducted only in the ordinary course;

(b)  the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its Articles of Incorporation or By-Laws except to effectuate the transactions contemplated by this Agreement or (iii) split, combine or reclassify the outstanding Company Common Stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such stock;

(c)  the Company shall not (i) issue or agree to issue any additional Company Common Stock, or options, warrants or rights of any kind to acquire any Company Common Stock, except to issue Company Common Stock in connection with any matter contemplated by this Agreement; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (iv) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)  the Company shall use its commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it; and

(e)  the Company will not, nor will it authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by it to make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

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Section 5.02 Conduct of Business by Parent and Acquisition Corp. Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)  the business of Parent and Acquisition Corp. shall be conducted only in the ordinary course; provided, however, that Parent shall take the steps necessary to have discontinued its existing business without liability to Parent or Acquisition Corp. immediately prior the Effective Time;

(b)  neither Parent nor Acquisition Corp. shall (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of its capital stock; (ii) amend its charter or by-laws other than to effectuate the transactions contemplated hereby; or (iii) split, combine or reclassify its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to such stock;

(c)  neither Parent nor Acquisition Corp. shall (i) issue or agree to issue any additional shares of, or options, warrants or rights of any kind to acquire shares of, its capital stock; (ii) acquire or dispose of any assets other than in the ordinary course of business (except for dispositions in connection with Section 5.02(a) hereof); (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction except in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business contract or enter into any negotiations in connection therewith;

(d)  neither Parent nor Acquisition Corp. will, nor will they authorize any director or authorize or permit any officer or employee or any attorney, accountant or other representative retained by them to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below for purposes of this paragraph). Parent will promptly advise the Company orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof. As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving Parent or Acquisition Corp. or for the acquisition of a substantial equity interest in either of them or any material assets of either of them other than as contemplated by this Agreement. Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing; and

(e)  neither Parent nor Acquisition Corp. will enter into any new employment agreements with any of their officers or employees or grant any increases in the compensation or benefits of their officers and employees.

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ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.01 Access and Information. The Company, on the one hand, and Parent and Acquisition Corp., on the other hand, shall each afford to the other and to the other’s accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records (including but not limited to Tax Returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 6.01 shall affect any representations or warranties made herein. Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information other than such information that (a) is already in such party’s possession or (b) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors or (c) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (i) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (ii) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing and (iii) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, further, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information that is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished. If this Agreement is terminated, each party will deliver to the other all documents and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

Section 6.02 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to satisfy the conditions precedent to the obligations of such party, to obtain all necessary waivers, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

In order to obtain any necessary governmental or regulatory action or non-action, waiver, consent, extension or approval, each of Parent, Acquisition Corp. and the Company agrees to take all reasonable actions and to enter into all reasonable agreements as may be necessary to obtain timely governmental or regulatory approvals and to take such further action in connection therewith as may be necessary. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Acquisition Corp. and the Company shall take all such necessary action.

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Section 6.03 Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for the Parent Common Stock, provided, that in such case Parent will use its best efforts to allow the Company to review and reasonably approve any such press release or public announcement prior to its release.

Section 6.04 Appointment of Directors and Officers. Immediately at the Effective Time, Parent shall accept the resignations of the current officers and directors of Parent, and shall cause the persons listed as directors in Exhibit E hereto to be elected to the Board of Directors of Parent. At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the By-laws of Parent and the rules of the Commission.

Section 6.05 Filing of Form 8-K and Press Release. Parent shall file, no later than four (4) business days after the date of this Agreement, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the transactions contemplated hereby. Parent shall file, no later than four (4) business days after the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the transactions contemplated hereby.

Section 6.06 Blue Sky Laws. Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in connection with this Agreement.

Section 6.07 Financial Statements. On or prior to the Closing Date, the Company shall deliver to the Parent the consolidated financial statements of the Company for the fiscal years specified in Rule 8-04(b) of Regulation S-X and the unaudited consolidated financial statements of the Company for the interim periods specified in Rule 8-04(b) of Regulation S-X (collectively, the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of the Holding Company at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable Commission rules and regulations (except as otherwise indicated therein). The Audited Financial Statements shall be prepared from and in accordance with the books and records of the Company. The Company shall engage and work with a PCAOB-registered independent accounting firm acceptable to the Parent to assist and facilitate the production of Audited Financial Statements which contain no material qualifications and identify no material exceptions to generally accepted accounting principles in form and substance required under the rules and regulations of the Commission. The Company shall cause its independent accountant to consent to Parent’s use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by Purchaser under the United States federal securities laws.

Section 6.08 Additional Company Information. At the Closing, the Company shall deliver to Parent, written information regarding the Company, its business, properties, liquidity and capital resources, officers, directors, members, material pending litigation and any and all such other matters as Parent shall request (collectively, the “Additional Company Information”) and that Parent is required to file with the Commission under applicable United States federal securities laws.

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ARTICLE VII.

CONDITIONS TO PARTIES’ OBLIGATIONS

Section 7.01 Conditions to Parent and Acquisition Corp. Obligations. The obligations of Parent and Acquisition Corp. under the Merger Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by Parent:

(a)  The representations and warranties of the Company under this Agreement (when read without regard to any qualification as to materiality or material adverse effect) shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  The Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)  There shall have been no material adverse change in the Condition of the Company.

(d)  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

(e)  Parent and Acquisition Corp. shall have received the following:

(i)  copies of resolutions of the Board of Directors and the Stockholders, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant thereto;

(ii)  a certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Articles of Incorporation and By-Laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified;

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(iii)  evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary;

(iv)  a certificate, dated the Closing Date, executed by the Chief Executive Officer or other acceptable officer of the Company certifying that he has no knowledge of any plan to issue any securities of the Company, and the Company has not entered into any agreement, written or oral, to issue any securities of the Company except as described in the Disclosures or this Agreement; and

(v)  such additional supporting documentation and other information with respect to the transactions contemplated hereby as Parent and Acquisition Corp. may reasonably request.

(f)  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.01 as Parent or its counsel may reasonably request.

(g)  The delivery to Parent of the Audited Financial Statements.

Section 7.02 Conditions to the Compan y’ s Obli gations . The obligations of the Company under the Merger Documents are subject to the fulfillment, at or prior to the Closing, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)  The representations and warranties of Parent and Acquisition Corp. under this Agreement (when read without regard to any qualification as to materiality or material adverse effect) shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)  Parent and Acquisition Corp. shall have performed and complied in all material respects with all agreements and conditions required by the Merger Documents to be performed or complied with by them on or before the Closing Date.

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(c)  There shall have been no material adverse change in the Condition of the Parent.

(d)  Parent shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

(e)  Trading in the Parent Common Stock shall have not been suspended by the Commission or any trading market at any time since the date of execution of this Agreement and the Parent Common Stock shall have been at all times since such date listed for trading on a trading market and Parent Common Stock shall be DTC (Depository Trust Corporation) eligible.

(f)  Parent shall have filed all reports or other documents required to be filed by Parent under the U.S. federal securities laws through the Closing Date.

(g)  Parent shall have no more than 16,254,167 shares of Parent Common Stock held by stockholders acceptable to the Company and shall have all written documentation necessary to effectuate the cancellation of 11,355,500 of such shares of Parent Common Stock contemporaneously the Closing. Parent shall have no other securities, options, warrants or securities, obligations or instruments that are convertible or exercisable into (i) any securities of Parent, or (ii) securities or instruments convertible or exercisable into securities of Parent.

(h)  Parent shall have no Indebtedness for Borrowed Money outstanding at the Closing.

(i)  Parent shall have filed the appropriate documentation with the State of Nevada and the Financial Industry Regulatory Authority to properly change the name of Parent to such name as reasonably requested by the Company and the symbol under which the shares of Parent Common Stock are traded on the OTC Bulletin Board to such symbol as reasonably requested by the Company.

(j)  The Company shall have received the following:

(i)  copies of resolutions of Parent’s and Acquisition Corp.’s respective boards of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered by them pursuant thereto;

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(ii)  a certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in this Agreement and further certifying that the Certificates of Incorporation and By-Laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

(iii)  a certificate, dated the Closing Date, executed by the President or Chief Executive Officer of each of the Parent and Acquisition Corp., certifying that (A) except for the filing of the Certificate of Merger, all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of the Merger Documents and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained and (B) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by any of the Merger Documents;

(iv)  a certificate of Colonial Stock Transfer, Parent’s transfer agent and registrar, certifying, as of the business day prior to the Closing Date, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner and the total number of shares of Parent Common Stock then outstanding;

(v)  the executed resignations of all directors and officers of Parent, with the director resignations to take effect at the Effective Time;

(vi)  evidence as of a recent date and within five (5) days of the Effective Time of the good standing and corporate existence of each of Parent and Acquisition Corp. issued by the Secretary of State of the State of Nevada, and evidence that Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary; and

(vii)  such additional supporting documentation and other information with respect to the transactions contemplated hereby as the Company may reasonably request.

(l)  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to the Company. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 7.02 as the Company may reasonably request.

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(m)  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, the Merger Documents or the carrying out of the transactions contemplated by the Merger Documents.

(n)  The Company shall have received the written consent of holders of at least 80% of the aggregate principal amount (the “Required Majority”) of its 14% senior secured promissory notes (the “Senior Notes”), to the consummation of the transactions contemplated by this Agreement.

(o)  Parent shall have taken all action necessary to amend Parent’s Articles of Incorporation and any other relevant documentation such that Parent’s authorized common stock shall be increased to 1,000,000,000 shares.

ARTICLE VIII.

INDEMNIFICATION AND RELATED MATTERS

Section 8.01 Indemnification by Parent. Parent shall indemnify and hold harmless the Company and the Stockholders (together the “Company Indemnified Parties”), and shall reimburse the Company Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of Parent and Acquisition Corp. in this Agreement or in any certificate delivered by Parent and Acquisition Corp. to the Company pursuant to this Agreement, or any actions, omissions or statements of fact inconsistent with any such representation or warranty, (b) any failure by Parent and Acquisition Corp. to perform or comply in any material respect with any covenant or agreement in this Agreement, (c) any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such party with Parent and Acquisition Corp. in connection with any of the transactions contemplated by this Agreement, (d) taxes attributable to any transaction or event occurring on or prior to the Closing, (e) any claim relating to or arising out of any liabilities reflected in the Parent Financial Statements or with respect to accounting fees arising thereafter or (f) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of Parent, or the actions of Parent or any holder of Parent capital stock prior to the Effective Time.

Section 8.02 Survival. All representations, warranties, covenants and agreements of the Parent and Acquisition Corp. contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect for a period of the greater of (a) three years or (b) the applicable statute of limitations (the “Claims Deadline”). The representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant to this Agreement shall not survive the Closing.

Section 8.03 Payment and Scope of Liability. The aggregate liability of Parent to the Company Indemnified Parties under this Agreement from the date of this Agreement to the Closing shall be payable in cash; provided, however, that following the Closing, the Company Indemnified Parties shall refer only to the Stockholders and the aggregate liability of Parent to such Company Indemnified Parties shall be payable only through the issuance of additional shares of Parent Common Stock pursuant to Section 8.05.

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Section 8.04 Indemnification Procedures. If any action shall be brought against the Company Indemnified Parties in respect of which indemnity may be sought pursuant to this Agreement, such Company Indemnified Parties shall promptly notify Parent in writing, and Parent shall have the right to assume the defense thereof with counsel of its own choosing. Any Company Indemnified Parties shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Company Indemnified Parties except to the extent that the employment thereof has been specifically authorized by Parent in writing, Parent has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of Parent and the position of such Company Indemnified Party. Parent will not be liable to any Company Indemnified Parties under this Article VIII for any settlement by a Company Indemnified Party effected without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.05 Payment of Damages. In the event that the Company Indemnified Parties shall be entitled to indemnification pursuant to this Article VIII for actual Damages incurred by them for a claim that was made following the Closing, the Parent shall, within thirty (30) days after the final determination of the amount of such Damages, issue to the Company Indemnified Parties that number of additional shares of Parent Common Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per share of the Parent Common Stock as of the date (the “Determination Date”) of the submission of the notice of claim to Parent pursuant to Section 8.04. Such shares of Parent Common Stock shall be issued to the Stockholders pro rata, in proportion to the number of shares of Parent Common Stock issued (or issuable) to the Stockholders at the Closing (or at such time as Dissenting Shares cease to be Dissenting Shares). For purposes of this Section 8.05, “Fair Market Value” shall mean, with respect to a share of Parent Common Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date. The closing price for each day shall be the last sales price or in case no sale takes place on such day, the average of the closing high bid and low asked prices, in either case (a) as officially quoted on the OTC Bulletin Board, the NASDAQ Stock Market or such other market on which the Parent Common Stock is then listed for trading or quoted, or (b) if, in the reasonable judgment of the Board of Directors of Parent, the OTC Bulletin Board or the NASDAQ Stock Market is no longer the principal United States market for the Parent Common Stock, then as quoted on the principal United States market for the Parent Common Stock as determined by the Board of Directors of Parent, or (c) if, in the reasonable judgment of the Board of Directors of Parent, there exists no principal United States market for the Parent Common Stock, then as reasonably determined in good faith by the Board of Directors of Parent. Moreover, in the event that a claim is made pursuant to this Article VIII for a breach by Parent of Section 7.02(h), each of the Stockholders shall be issued such number of shares of Parent Common Stock as would cause them to hold that percentage of shares of Parent Common Stock, as calculated on a fully diluted basis, that they were expected to hold immediately following the Effective Time (assuming such Stockholders had not acquired any securities of Parent following the Effective Time).

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ARTICLE IX.

TERMINATION PRIOR TO CLOSING

Section 9.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of the Company, Acquisition Corp. and Parent;

(b)  by the Company, if Parent or Acquisition Corp. (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured by the date the Company has satisfied all of its conditions to Closing, or if the Company is unable to obtain the written consent of the Required Majority of the Senior Notes, after using it commercially reasonable efforts to obtain such consent;

(c)  by Parent and Acquisition Corp. if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured by the date Parent and Acquisition Corp. have satisfied all of its conditions to Closing;

(d)  by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, Acquisition Corp. or the Company that prohibits or restrains any of them from consummating the transactions contemplated hereby, provided that the parties hereto shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry by any such court or governmental or regulatory agency; or

(e)  by either the Company, on the one hand, or Parent and Acquisition Corp., on the other hand, if the Closing has not occurred on or prior to December 31, 2014, for any reason other than delay or nonperformance of the party seeking such termination.

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Section 9.02 Termination Fee. If this Agreement is terminated by the Company other than pursuant to Section 9.01, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $500,000 (the “Termination Fee”).

Section 9.03 Termination of Obligations. Termination of this Agreement pursuant to this Article IX shall terminate all obligations of the parties hereunder, except for the obligations under Sections 6.01, 10.03 and 10.11; provided, however, that the Company’s obligation to pay the Termination Fee pursuant to Section 9.02 shall remain due and payable to the Parent, and provided further that termination will not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

ARTICLE X.

MISCELLANEOUS

Section 10.01 Notices . Any notice, request or other communication hereunder shall be given in writing and shall be served either personally, by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

(a)   If to Parent or Acquisition Corp.:

Susan Lokey, Chief Executive Officer

10508 Bailey Road, Suite 106

Cornelius, NC 28031

With a copy to:

Stanley Moskowitz, Esq.

The Bingham Law Group, APC

5858 Owens Avenue

Carlsbad, CA 92008

(b)  If to the Company:

Zenovia Digital Exchange Corporation

3141 Fairview Park Drive, Suite 160

Falls Church, VA 22042

With a copy to:

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, NY 10006

Notices shall be deemed received when actually received and confirmed pursuant to an overnight delivery service or by mail, certified return receipt requested.

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Section 10.02 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

Section 10.03 Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 10.04 Time. Time is of the essence in the performance of the parties’ respective obligations herein contained.

Section 10.05 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

Section 10.07 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

Section 10.08 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

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Section 10.09 Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

Section 10.10 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

Section 10.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to principles of conflicts of laws, except that the applicable terms of Section 1 shall be governed by the DCL.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

SSTL, INC.

By:_s/Susan Lokey

Name: Susan Lokey

Title: CEO

SSTL ACQUISITION CORP.

By:_s/Susan Lokey

Name: Susan Lokey

Title: CEO

ZENOVIA DIGITAL EXCHANGE CORPORATION

By; s/Joseph D. Kowal

Name: Joseph D. Kowal

Title: Chairman

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SCHEDULE 2.11

Zenovia Digital Exchange

Consolidated Balance Sheet (Unaudited)

As of 8/31/2014

Assets
Current Assets
Cash and Cash Equivalents	724,939.47
Accounts Receivable	4,829,478.72
Other Current Assets	157,242.64
Total Current Assets	5,894,212.56

Fixed Assets
Leasehold Improvements
Computer Hardware	3,471,007.32
Accumulated Depreciation	(993,995.09)
Other Fixed Assets	–
Total Fixed Assets	2,477,012.23

Other Assets	2,568,324.76

Total Assets	10,756,997.82

Liabilities
Current Liabilities
Accounts Payable	8,191,835.26
Payroll Liabilities	168,204.78
Capital Lease Payable	962,811.11
Secured Notes	3,654,405.72
Unsecured Notes	1,406,320.38
Accrued Interest	153,988.70
Prepaid Advertising Revenue	16,593.37
Other Current Liabilities	886,601.66
Total Current Liabilities	15,440,760.98

Long-Term Liabilities
Capital Lease Payable	801,892.69
Total Long-Term Liabilities	801,892.69

Total Liabilities	16,242,653.67

Equity	(5,485,655.85)

Total Equity and Liabilities	10,756,997.82

Zenovia Digital Exchange

Consolidated Profit and Loss (Unaudited)

As of 8/31/2014

	Jan 2014	Feb 2014	Mar 2014	Apr 2014	May 2014	Jun 2014	Jul 2014	Aug 2014	Total
Total Income	817,634.97	1,260,890.24	1,440,598.03	1,665,862.33	1,826,474.36	1,598,061.35	1,532,506.70	2,259,811.94	12,401,839.92

Total Cost of Goods Sold	766,673.09	1,228,506.80	1,321,341.84	1,657,964.40	1,792,199.06	1,463,885.78	1,423,702.00	2,170,731.49	11,825,004.46

Gross Profit	50,961.88	32,383.44	119,256.19	7,897.93	34,275.30	134,175.57	108,804.70	89,080.45	576,835.46

Expenses
Total JV Costs	–	–	–	–	–	–	27,821.29	–	27,821.29
Total Employee Costs	112,161.84	105,906.16	307,750.49	254,199.58	251,904.44	259,296.46	264,048.18	245,051.04	1,800,318.19
Total Contract Labor	140,005.61	129,571.98	460,309.79	445,986.72	390,234.00	231,362.52	192,904.35	374,641.52	2,365,016.49
Total Rent and Office	46,197.98	67,145.31	60,713.79	58,415.18	82,698.48	84,547.87	59,915.37	71,058.32	530,692.30
Total Marketing	524.24	2,494.26	6,311.59	–	–	313.39	1,388.14	1,213.51	12,245.13
Total Travel and Entertainment	34,793.58	13,508.74	50,749.76	17,917.74	72,452.15	44,176.16	52,791.87	50,252.45	336,642.45
Total Infrastructure	100,199.94	20,654.03	316,331.29	287,798.57	253,769.02	250,521.03	276,871.40	245,726.25	1,751,871.53
Total Other G&A	10,433.19	23,080.52	59,553.86	25,019.49	33,816.19	25,967.78	29,697.90	25,854.91	233,423.84
Total Expenses	444,316.38	362,361.00	1,261,720.57	1,089,337.28	1,084,874.28	896,185.21	905,438.50	1,013,798.00	7,058,031.22

EBITDA	(393,354.50)	(329,977.56)	(1,142,464.38)	(1,081,439.35)	(1,050,598.98)	(762,009.64)	(796,633.80)	(924,717.55)	(6,481,195.76)

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